EXHIBIT  24


                    CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statement of First Albany Companies Inc. on Form S-8 related to the First Albany
Companies Inc. Stock Bonus Plan (File No. 014140) of our report dated February 7, 1997, on our audits of the consolidated financial statements and financial statement schedule of First Albany Companies Inc. as of December 31, 1996, and the year ended September 29, 1995 and, for the year ended December 31, 1996, the three months ended December 31, 1995, and the years ended September 29, 1995, and September 30, 1994, which report is included in this Annual Report on Form 10-K.





                                   COOPERS & LYBRAND L. L. P.




Albany, New York
March 24, 1997